Exhibit 99.1

NEWS BULLETIN FROM:	RE:	15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Liz Baskerville	Laurie Berman	Tricia Ross
Vice President and CFO	Director, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(617) 520-7064

FOR IMMEDIATE RELEASE

November 19, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES

JOINT VENTURE WITH THE MINOR GROUP

SHERMAN OAKS, Calif. — November 19, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced that it has entered into a joint venture agreement with the Minor Food Group Pcl, a subsidiary of Royal Garden Resorts Pcl, to develop franchise opportunities for Sizzler restaurants in China. Two franchised restaurants are expected to be operating in the country within the next twelve months. “With China continuing as a burgeoning economic powerhouse, Sizzler’s development in this country is a natural and logical extension of the presence we already have in the Pacific Rim with franchised restaurants in Thailand, Japan, South Korea, Singapore and Taiwan,” said Chuck Boppell, CEO of Worldwide Restaurant Concepts. “The joint venture agreement allows for the franchising of Sizzlers throughout China. Accordingly, the joint venture has executed a multi-unit franchise agreement with Beijing LeJazz Food & Beverage Co. Ltd. to develop up to ten Sizzler restaurants in Beijing over the next five years,” concluded Mr. Boppell.

“We are excited to be able to partner with a well established and recognized business leader in the rapidly growing Asian market. For Sizzler, we feel this is a significant step in our on-going international expansion,” said Mr. Boppell. Royal Garden Resorts Pcl is a leading Asia-Pacific hospitality and food service operator and its subsidiary, The Minor Food Group, is Thailand’s largest food service operator with over 456 outlets system wide under many well recognized brand names including Sizzler.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 306 Sizzler® restaurants worldwide, 112 KFC®restaurants located primarily in Queensland, Australia, and 23 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.